Meritage Capital, L.P.
Code of Ethics & Conduct
EXHIBIT G

INTRODUCTION

    Meritage Capital, L.P. (the “Firm”) manages an investment advisory business and operates unregistered investment pooled investment funds (“Managed Funds”).  From time to time, the Firm may also enter into advisory or sub-advisory relationships with registered investment companies, and may provide non-discretionary services to other clients.  This involves a relationship of trust and confidence with investors (“Investors”) in our Managed Funds, as well as the registered investment company funds that are advised or sub-advised by the Firm, and the clients to whom the Firm provides non-discretionary services (together with our Investors, our “Constituents”).  Our relationship with Constituents is largely defined by terms of our investment management agreements and agreements with our Investors, and advisory and sub-advisory agreements.  We are subject to various laws and regulations that govern investment advisers’ conduct.  This Code of Ethics and Conduct (the “Code”) describes the general standard of conduct we expect of all employees of the Firm and focuses on three specific areas where this conduct has the potential to affect our Constituents’ interests adversely: Misuse of Confidential Information; Personal Securities Trading; and Outside Employee Activities.

GENERAL INFORMATION

Standards of Conduct

The following basic principles guide all aspects of the Firm’s business and represent the minimum standards to which we expect employees to adhere:

The interests of our Investors come before employees’ personal interests and, except to the extent otherwise provided in the Fund Agreements, before the Firm’s interests;

The Firm must disclose fully all material facts about conflicts of interest of which it is aware between the Firm’s and its employees’ interests on the one hand and Investors’ interests on the other;1

Employees must operate on the Firm’s and their own behalf consistently with the Firm’s disclosures to and arrangements with Investors regarding conflicts of interest and its efforts to manage the impacts of those conflicts of interest;

1  The Firm’s and its employees’ interests in some respects inevitably conflict with Investors’ interests.  The Firm tries to manage those conflicts in ways that our Investors know about and that are fair under all the circumstances.

The Firm and its employees must not take inappropriate advantage of the Firm’s or their positions of trust with or responsibility to Investors; and

The Firm and its employees must always comply with all applicable securities laws.

All supervised persons should avoid conflicts of interest that could compromise the advisory firm’s ability to act in the clients’ best interests.  For example, the Adviser has determined that supervised persons should not accept inappropriate cash or gifts from any client, service provider or other third party.  Such an activity by an Associated Person, in addition to any proposed outside business activity is subject to pre-approval by the Chief Compliance Officer.

It shall be against Adviser policy for any Adviser representative to use the mails or any means or instrumentality of interstate commerce:

(1)	to employ any device, scheme, or artifice to defraud a client or prospective client;

(2)	to engage in any transaction, practice, or course of business which defrauds or deceives a client or prospective client;

(3)
to knowingly sell any security to or purchase any security from a client when acting as principal for his or her own account, or to knowingly effect a purchase or sale of a security for a client’s account when also acting as broker for the person on the other side of the transaction, without disclosing to the client in writing before the completion of the transaction the capacity in which the adviser is acting and obtaining the client’s consent to the transaction; and

(4)	to engage in fraudulent, deceptive or manipulative practices.

The Adviser is aware of concerns surrounding nonpublic information, specifically in the areas of client service and securities trading.  The Adviser’s standard of business conduct relative to client nonpublic personal information is consistent with the terms of Regulation S-P, in that it has established a Privacy Program that includes the delivery to all prospective and current clients a Privacy Notice detailing the framework within which client information is secured, as well as an internal Privacy Policy to be reviewed and executed by all Adviser Associated Persons.  The Privacy Policy and Notice create appropriate standards for the security of client personal information, and detail the framework within which client information is secured.

As it relates to nonpublic information in the securities trading area, the Adviser’s standard of business conduct focuses upon non-disclosure.  No person associated with the Adviser shall disclose “material nonpublic” information about a company or about the market for that company’s securities: (1) to any person except to the extent necessary to carry out the Adviser’s legitimate business obligations, or (2) in circumstances in which the information is likely to be used for unlawful trading.  No Adviser employee who is in possession of material nonpublic information about a company, or about the market for that company’s securities, is permitted to purchase or sell those securities until the information becomes public and sufficient time has passed such that the market would have already reacted.

Finally, it is, and always has been, the policy of the Adviser that it and each such supervised person comply with the aforementioned standards and to recognize that the Adviser has a fiduciary obligation towards its clients.  Supervised persons should be fully aware of the high value the Adviser has placed and continues to place on the adherence by all supervised persons to ethical conduct at all times, and all supervised persons are urged to comply not only with the letter of their respective fiduciary duties, but also to the ideals of the Adviser.  In addition, all supervised persons are required to comply with those federal securities laws which apply to the business of the Adviser, and your execution of the Annual Acknowledgement of the Policies and Procedures, if you are a supervised person, constitutes your agreement that you have complied, and will continue to comply, with such applicable laws.

It is each employee’s duty to consider and adhere to these principles in all of his or her activities that involve the Firm and the Investors and to report to the Chief Compliance Officer (“CCO”) any activities he or she believes may constitute or involve a violation of any law or any provision of this Code.

Categories of Employees

For purposes of this Code, the term “employee” includes not only employees within the ordinary sense of the term, but also owners of the Firm who function as employees (even if they are compensated solely through their ownership interests), officers, others who occupy a status similar to that of an officer or a director, and others, such as certain types of independent contractors, whose activities are subject to the Firm’s supervision and control and include providing investment advice to Investors.2

Different employees have different responsibilities, different levels of control over investment decision making for Investors and different access to information about investment decision making and implementation.  This Code treats employees in the following two groups differently:

Access Persons
All employees (including temporary personnel such as clerical personnel provided by an agency who are so designated by the CCO) who, in the course of their normal functions or duties, make, participate in, or obtain information about Investors’ investments in the Firm’s Managed Funds.  Because of the Firm’s size and the range of duties that employees may have, ALL of the Firm’s employees and officers are currently considered “Access Persons.”

Investment Employees
All employees who (i) in the course of their regular functions or duties, make (i.e., portfolio managers) or participate in making investment decisions or recommendations, including providing information and advice to portfolio managers (e.g., research analysts) and (ii) all employees who execute a portfolio manager’s decisions (i.e., traders).

2  Some LLC owners of the Firm who do not function as employees, and some consultants may be subject to some but not all of the provisions of this Code.  The CCO, in consultation with management, will determine whether and to what extent to subject those personnel to this Code, depending on, among other things, the extent to which those personnel may have access to confidential information about, for example, the Firm’s involvement in particular investments.

Other Key Concepts and Terms

This Code uses some terms that have very specific meanings.  They are generally capitalized.  Some are defined in the context in which they are used.  Here are some that are used throughout this Code:

Covered Account
Any account in which the Firm or an Access Person has a beneficial interest, other than an account over which the Access Person has NO direct or indirect influence or control.  Covered Accounts typically include accounts held in an Access Person’s name and other accounts held in the various forms described in Appendix 1.  These include accounts at a brokerage firms, banks, and any other institution that effect Securities transactions or hold Securities.

Beneficial Interest or Beneficial Ownership
The concept of “beneficial ownership” of securities is broad and includes many diverse situations.  An employee has a “beneficial interest” not only in securities he or she owns directly, but also in (i) securities his or her spouse, minor children or relatives who live full time in his or her home hold, (ii) securities another person holds if the employee obtains benefits substantially equivalent to ownership (through any contract, understanding, relationship, agreement or other arrangement) and (iii) securities held by certain types of entities that the employee controls or in which he or she has an equity interest.  Appendix 1 contains examples of common beneficial ownership arrangements.  It is very important to review Appendix 1 in determining compliance with reporting requirements and trading restrictions.

Reportable Security
Any Security3 other than the following:
• Direct obligations of the United States Government;
• Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase

3  A “Security” includes any note, stock, bond, debenture, equipment trust certificate, trade acceptance, evidence of indebtedness, certificate of deposit, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, limited liability company interest, limited partnership interest, investment contract, put, call, straddle, option, or privilege on a financial instrument or interest or group or index thereof (including any interest therein or the value thereof), swap agreement, swaption, cap, collar, floor, forward rate agreement, forward contract, forward commitment for the purchase or sale of a financial interest, contract for differences, notional principal contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of or warrant or right to subscribe to or purchase, any of the foregoing.

agreements;
• Shares issued by money market funds;
• Shares issued by open-end investment companies (i.e., mutual funds)4;
• Shares issued by unit investment trusts that are invested exclusively in mutual funds;

Exempted Security	A Reportable Security that the Firm has designated as being subject only to the reporting requirements of this Code.
Designated Account
A Covered Account in which the Firm and/or the Firm’s owners have a beneficial interest but that the Firm has determined should not be subject to certain specified provisions of this Code.  This may be because, among other things, the account’s activities are subject to supervision in the ordinary course of the Firm’s business and/or because the account is in essence a limited partner account.  These accounts may include investment partnerships of which the Firm or an affiliate of the Firm is a general partner or managing member.    Designated Accounts are covered by regulatory reporting and pre-clearance requirements.  An account will be a Designated Account only if the CCO, in consultation with senior management, has specifically identified it as one.

PERSONAL TRADING

General Policy

Employees of the Firm are prohibited from initiating a purchase or sale transaction in a Security which is then currently included in the Restricted Securities List within a Covered Account.  Once a Security has been removed from the Restricted Securities List by the CCO, an employee may initiate a purchase or sale transaction of such security in a Covered Account in accordance with the terms and procedures outlined in this Code.

In order to provide timely notification and promote compliance, the CEO or CCO will distribute the Restricted Securities List to all employees of the Firm via e-mail.  Regardless of an employee’s leave status it is his or her responsibility to view e-mail periodically before initiating transactions in a Covered Account to ensure his or her compliance with these policies.

4  The Firm does not manage assets for mutual funds or other registered investment companies.  However, if the Firm were to begin managing assets for mutual funds, shares of those funds would be excluded from this list — they would be Reportable Securities, subject to the requirements of this Code.

Procedures for Conducting Covered Account Transactions

Pre-Clearing Transactions.  Before placing an order to buy or sell an Initial Public Offering (“IPO”), Limited Offering, or Reportable Security (other than an Exempted Security) in a Covered Account (other than a Designated Account) each Access Person must submit a completed and signed Personal Account Trading Request Form (see Exhibit I) to the CCO for approval.5  If the CCO approves the transaction (as evidenced by his/her countersignature on the Request Form), the Access Person may place the trade with one of the Approved Employee Brokers listed on Appendix 3 one trading day after receiving the approval (or whatever other period the CEO specifies on the approval form).  If the transaction is not completed within one trading day following receipt of approval, a new clearance must be obtained.  Post-approval of transactions is not permitted.

The CCO may disapprove a proposed transaction for any reason but need not explain his or her reasoning to the requesting employee.  Here are some factors that may (but need not) influence the decision:

•	Whether the transaction represents an investment opportunity that should be offered to the Firm’s Managed Funds before employees take advantage of it;
•	Whether the transaction involves a security that is being bought or sold for the Firm’s Managed Funds or is being considered for purchase or sale on behalf of the Firm’s Managed Funds;
•	Whether the transaction is otherwise prohibited under any of the Firm’s internal policies;
•	Whether the transaction is inconsistent with applicable law; or
•	Whether the transaction might create an appearance of impropriety.

The Firm may, in the CCO’s discretion, terminate any approval of a proposed transaction based on, for example, a decision to effect transactions for the Firm’s Managed Funds in the relevant or a related Reportable Security.  Similarly, the Firm may, in the CCO’s discretion, require an Access Person to cancel pending orders or freeze or reverse transactions, based on developments or information that leads the CCO to believe the transaction may involve a violation of law or Firm policies.  Any such cancellation, freeze or reversal may, in the CCO’s discretion, be at the Access Person’s expense.

Frontrunning.  No employee may effect a transaction in a Reportable Security (other than an Exempted Security) for a Covered Account (other than a Designated Account) if the employee knows that the Firm is effecting (i.e., has an unexecuted order pending) or considering effecting a transaction in the same

5  Reminder:  This applies to all securities transactions, not just transactions in the public markets.  In fact, Rule 204A-1 under the Investment Advisers Act of 1940 requires pre-approval of all investments in private placements (as well as public offerings).  We extend that requirement to all transactions in Reportable Securities.

Reportable Security for the Firm’s Managed Fund accounts.6  Transactions in options, derivatives or convertible instruments that are related to a Reportable Security in which the Firm is effecting or considering effecting transactions for the Firm’s fund of hedge funds are subject to the same limitations.  The CCO may consider exceptions to this prohibition, but exceptions will be rare.

Black-Out Periods.  No Access Person or Investment Employee may effect a transaction in a Reportable Security (including Restricted Securities) for a Covered Account within one trading day before or after the Firm initiates a direct transaction on behalf of one of the Firm’s Managed Funds.

(4)	Co-Investments: In instances where an employee or affiliate wishes to co-invest in an asset manager or fund, such employee or affiliate must obtain written approval from the CCO.

(5)
CCO Approvals.  In instances involving transactions proposed by the CCO that would otherwise be restricted herein, the trading policies outlined above shall all apply, but shall require approval by the CEO.

Reporting Obligations

Each Access Person must report the following securities holdings and transactions to the CCO, with the CCO delivering such reports to the CEO, at the following times:

List of Accounts and Report of Holdings.  A list of all Covered Accounts in which he or she has a beneficial interest and of all of his or her current holdings of Reportable Securities.  The list should include any and all accounts opened or established during the period for the direct or indirect benefit of the Access Person, with the date that the account(s) was established.  The list should be in the form of Exhibit II and must be provided not more than 10 days after the Access Person became an Access Person and on or before February 14th of each year thereafter.  Information must be as of a date no more than 45 days before the date the report is submitted or, for annual reports provided before February 14 of a year, as of December 31st of the preceding year.

Quarterly Reports.  A Quarterly Transaction Report in the form of Exhibit III no more than 30 days after the end of each calendar quarter.  The Report should include any and all accounts opened or established during the period for the direct or indirect benefit of the Access Person, with the date that the account(s) was established.  The report must represent that, except as disclosed on the report with related accompanying Access Person’s account statements supplied to the CCO, the Access Person has not entered into any transactions in Reportable Securities.

6  Trading while aware of pending or contemplated client transactions is also prohibited by the policy and procedures related to “Misuse of Confidential Information” below.

Violations of the Personal Trading Policy

The Firm may impose a variety of sanctions for violations of the procedures outlined in this Code.  They may range from verbal reprimand to termination of employment and may include disgorgement by the Access Person of any profit on the transaction to the Firm or the Managed Funds.

MISUSE OF CONFIDENTIAL INFORMATION

General Policy

As an employee you may acquire confidential and sensitive information during the course of performing your duties.  You must not use this information to benefit yourself or the Firm, either by trading based on it (“insider trading”) or by providing it to others (“tipping”).  Appendix 2 to this Code describes more fully what constitutes insider trading and tipping and the legal penalties for engaging in those activities.  Refer to that Appendix if you ever have any question about what to do if you think you may have material non-public information.

Types of Confidential Information

This Code discusses two types of confidential information: Company Inside Information and Firm Inside Information.

•	“Company Inside Information” is material nonpublic or confidential information about the issuer of a security or about the security itself.
•	“Firm Inside Information” is information about decisions the Firm is making or actively contemplating making about securities transactions and holdings in the Firm’s fund of hedge funds accounts.

Access to Confidential Information

The Firm must store materials that contain confidential information (of all types) in a manner reasonably designed to prevent access by unauthorized personnel.  Generally this information should be available only to employees (and outside service providers such as attorneys) who have a “need to know” it in order to perform their duties for the Firm.  Employees should keep all confidential documents and hidden from public view when not in use.  The Firm maintains password protection and other procedures to safeguard computer files from unauthorized access.

Permitted and Prohibited Uses of Confidential Information

Company Inside Information.  Some employees receive Company Inside Information about issuers in whose securities we have invested or are considering investing the Firm’s fund of hedge fund assets.   Our receipt of that type of information will almost always be part of, or give rise to, a special, confidential relationship with the issuer, often (but not always) set forth in a confidentiality or non-disclosure agreement between the Firm and the issuer.  We may use this information only for the purposes contemplated by the relationship (assuming they are lawful) and in accordance with any agreement with the issuer.  Neither the Firm nor any employee may trade while in possession of Company  Inside Information.

Firm Inside Information.  Most employees will frequently obtain Firm Inside Information in the normal course of their duties.  They may use it only to perform their ordinary business functions.  You may not use Firm Inside Information to trade for the benefit of Covered Accounts.

Special Procedures Relating to Directorships

In connection with certain investments, the Firm may have a representative on the Board of Directors of an issuing company.7  Company Inside Information that representative receives will generally be attributed to the Firm.  Thus, the Firm will be subject to all restrictions on transactions in that issuer’s securities that apply to the representative.8  These typically include complying with issuer’s so-called “windows” policies, which prohibit directors from trading except in designated “open-window” periods when the issuer is confident that all material information has been disclosed to the public.  Any employee who serves as a director of a publicly-traded company must keep the CCO fully informed on a current basis as to all periods during which the trading window for the relevant company is “open” and those during which it is “closed.”  Each such employee must also inform the CCO immediately if, during any “open” period, the employee receives Company Inside Information (thus “closing” the window as to the Access Person and the Firm).  The CCO will designate the subject security as a Restricted Security during all periods for which the issuer’s trading window is closed as well as during all periods in which the employee/director is in possession of Company Inside Information.  The CEO or the CCO will notify trading personnel and whatever other personnel may be appropriate to notify of any such “restricted” status — and of the termination of that status — and the CEO or CCO generally will not approve transactions in the relevant securities for Covered Accounts while the restricted status endures.

Procedures Regarding Receipt of Information That May Be Confidential

In the course of deciding whether or not to effect a transaction, either for a Covered Account or for the Firm’s fund of hedge funds, in addition to complying with pre-approval procedures and other Firm procedures and policies, you should ask yourself whether you have any information that may constitute either Company Inside Information or Firm Inside Information.  Review the definitions in this Code and Appendix 2 for help.  Also consult with the CCO if you have any questions whatsoever.

If you have any reason to believes you may have Company Inside Information or Firm Inside Information, you should take the following actions:

7  Directorships of for-profit companies are discouraged except in connection with the Firm’s investments of assets.

8 If the Firm were to consent (see  Section 5.b below) to an Access Person serving as a director of a publicly-traded company other than in connection with investments in that company, the Firm would probably impose similar restrictions on Firm trading.

Report the matter immediately to the CCO, disclosing all information you believe may be relevant.

Do NOT buy or sell any security to which the information relates — for any of your Covered Accounts or for any account or fund the Firm or any of its affiliates manages.

Do NOT communicate the information to anyone within or outside the Firm, other than the CCO. In addition, take care that the information is secure.

The CCO will instruct you about how long to continue these restrictions on trading and communication.  You must resolve all questions about whether information is material or nonpublic, the applicability or interpretation of these procedures or the propriety of any action to the satisfaction of the CCO before you may transaction or communicate the information.

GIFTS; OUTSIDE EMPLOYEE ACTIVITIES; COMMUNICATIONS

Personal Gifts

General Policy. Employees may not receive personal gifts that could induce them to take actions in Firm’s Managed Funds for reasons other than our Investors’ best interests.

Compliance Procedures.  You must report promptly to the CCO any personal gift presented to you by someone outside the Firm, whether it is cash, wine, tickets, a trip, favors, etc.  Generally, we do not allow employees to accept gifts worth more than $500.  The CCO evaluates from time to time what constitutes a “nominal amount.”  If a gift appears to be excessive in value, the CCO will determine the appropriate response, which may include, among other outcomes, returning it to the giver, giving it to charity, or sharing it among all Firm employees.

Service as a Public Company Director

No Access Person may serve as a director of a publicly held company without prior approval by the CEO or CCO based upon a determination that service as a director would be in the best interests of any Investor of the Firm or at least not adverse to those interests.  If an Investment Employee is a director of a public company, he or she must consult with the CEO or CCO before making any investment decisions as to the securities of that company.

Other Outside Business Interests

General Policy.  Except for service as public company directors (which is subject to the procedure discussed above), Access Persons may not engage in significant business activities outside of their activities for the Firm without disclosing those activities to the CCO.  The Firm may prohibit activities that the CCO, in his or her discretion, believes (i) may pose a significant conflict of interest with the Firm’s activities, (ii) could result in interruption in service to its Investors or (iii) could result in adverse publicity for the Firm.

Compliance Procedures. Each employee must take the following steps to comply with the Firm’s policy regarding outside business activities:

At or before commencement of employment, complete and submit to the CCO a Statement of Outside Business Activities in the form of Exhibit IV.  Employees must discuss any disclosed activities with the CCO at his/her request to enable the CCO to determine if the activities might result in a significant conflict of interest with the Firm’s activities or such employee’s activities on the Firm’s behalf.

Bring to the attention of the CCO any prospective plans to engage in any such activities prior to initiating them.

Provide the CCO annually with an updated Statement of Outside Business Activities indicating any changes to the information contained in the Statement previously submitted.

Any information submitted to the CCO under this policy will be considered confidential and will not be discussed with anyone other than senior management or the Firm’s professional advisors without the employee’s permission.

 Written Materials Prepared by Employees

General Policy. No employee may distribute any written materials that refer to the Firm or the employee’s activities on behalf of the Firm without first submitting them to the CCO for approval.

Compliance Procedures.  The CCO will review all materials submitted pursuant to the preceding paragraph to ensure the references to the Firm or its activities are accurate and do not include any confidential information (including Firm Inside Information).  The CCO will also determine whether the materials could have an adverse effect on the Firm’s reputation or business standing.  To the extent the CCO discovers problems with the materials, he/she may ask the employee to revise and resubmit them.

Communications with the Media

General Policy.  Employees may not communicate with representatives of the media or post any information relating in any way to the Firm on the web (including participating in chat rooms) without the CCO’s prior consent, except that “Approved Spokespersons” identified from time to time by management may communicate with the media concerning topics for which they are approved with out such prior consent and notice.

Compliance Procedures

Public Appearances. Before participating as a presenter in any lecture, seminar or media appearance, an Employee must:

•	Obtain the approval of the employee’s immediate supervisor.

•	Notify the CCO of the event and obtain his/her approval of the outline of any speech or lecture to be presented.

•	Recommendations of specific securities are prohibited without the express approval of the CCO.

Media Inquiries.  Any inquiries from the media must be referred to the appropriate Approved Spokesperson(s).  Under no circumstances should an employee who is not an Approved Spokesperson with respect to a particular topic discuss such topic with any member of the media or respond to questions from such persons.  It is a violation of this Code for any employee to provide the media with any information that is proprietary to the Firm.  Any employee committing any such violation shall be subject to disciplinary action up to and including termination, subject to applicable law.

Involvement in Litigation

You must advise the CCO immediately if you become involved in any litigation, including threatened litigation or any administrative investigation or proceeding of any kind.  You must also report to the CCO if you receive any subpoena, are arrested, become subject to any order, or are contacted by any regulatory authority.

COMPLIANCE PROCEDURES

Procedures Related to Recordkeeping and Administration of this Code, Generally

The CCO is responsible for implementing this Code and, in connection with doing so, following the following procedures:

•	Provide each employee with a copy of this Code, as it may be amended or supplemented;

•	Obtain each employee’s written acknowledgement that he or she has received a copy of this Code;

•	Maintain in the Firm’s records for the periods required by applicable regulations

o	a copy of this Code and each revision of this Code;

o	a copy of each employee’s written acknowledgement of receipt of this Code;

o	a record of each violation of this Code and the actions taken as a result of that violation; and

o	records of employee reports pursuant to this Code.

o
commencing January 1, 2013, a record of all persons, currently, or within the past five years, but for no period before January 1, 2013, who are or were required to make reports, or who are or were responsible for reviewing these reports.

o
commencing January 1, 2013, a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of IPOs or Limited Offerings for at least five years, but for no period before January 1, 2013, after the end of the fiscal year in which the approval is granted.

Personal Trading Procedures

The CCO and, where indicated, the CEO are responsible for implementing the following procedures related to transactions in Covered Accounts:

•	The CCO will implement the procedures specified above for personal trading and outside employee activities;

•
At least quarterly, the CCO will compare Personal Account Trading Request and Authorization Forms with Covered Account trading information reported as to the relevant Access Persons.  He or she will report suspected violations of this Code or other questionable activities to the CEO or the CCO;

•
The CCO will report any occurrence that he or she determines is a violation of this policy to management.  Management, in consultation with the CCO, will determine an appropriate sanction for the violation;

•	The CCO will make himself/herself available to assist employees with questions regarding this policy.

•	The CCO will review this Code on a regular basis and update it as necessary.

Procedures Relating to Misuse of Confidential Information

The CCO is responsible for implementing the following procedures related to potential misuse of confidential information (in addition to the procedures related to transactions in Covered Accounts):

•
Whenever it is determined that an employee has received confidential information, the CCO will effect whatever measures are, in his or her judgment, appropriate to prevent dissemination of such information.

•	Review trading activity in all accounts the Firm manages with whatever frequency the CCO determines is appropriate.

•	Review trading activity in all Covered Accounts with whatever frequency the CCO determines is appropriate. This may include sampling.

•	Conduct an investigation when he or she has reason to believe that any employee has received and traded on confidential information or has disseminated such information to other persons.

•	In consultation with management, apply any sanctions he or she determines are appropriate to any violation of this Code.

APPENDIX 1

Beneficial Ownership

An employee has a “beneficial ownership” interest in Reportable Securities whenever he or she has a direct or indirect pecuniary interest in those securities within the meaning of Rule 16a-1(2) under the Securities Exchange Act of 1934, as amended.  Examples of such pecuniary interests include (but are not limited to) when Reportable Securities are owned:

1.	By an employee for his/her own benefit, whether bearer, registered in his/her own name or otherwise;
2.	By others for the employee’s benefit (regardless of whether or how registered), such as securities held for the employee by custodians, brokers, relatives, executors or administrators;
3.	For an employee’s account by a pledgee;
4.
By a trust in which an employee has an income or remainder interest unless the employee’s only interest is to receive principal if (a) some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the employee;

5.
By an employee as trustee or co-trustee, where either the employee or any member of his/her immediate family (i.e., spouse, children and their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust;

6.	By a trust of which the employee is the settlor, if the employee has the power to revoke the trust without obtaining the consent of all the beneficiaries;
7.	By any partnership in which the employee or a company the employee controls (alone or jointly with others) is a general partner;
8.	By a corporation or similar entity controlled by the employee alone or jointly with others;
9.	In the name of the employee’s spouse (unless legally separated);
10.
In the name of minor children of the employee or in the name of any relative of the employee or of his/her spouse (including an adult child) who is presently sharing the employee’s home.  This applies even if the securities were not received from the employee and dividends are not actually used for the maintenance of the employee’s home;

11.
In the name of any person other than the employee and those listed in (9) and (10) above, if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains benefits substantially equivalent to those of ownership; or

12.
In the name of any person other than the employee, even though the employee does not obtain benefits substantially equivalent to those of ownership (as described in (11) above), if the employee can vest or revest title in himself/herself.

APPENDIX 2

INSIDER TRADING BACKGROUND
The Firm forbids you to trade, either personally or on behalf of others, including the fund of hedge fund accounts managed by the Firm, on material nonpublic information, or communicating material nonpublic information to others in violation of the law.  This conduct is frequently referred to as “insider trading.”  Our policy extends to activities outside as well as within your duties for the Firm.
The term “insider trading” is not defined in the federal securities laws but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to the communication of material nonpublic information to others.
While the law concerning insider trading is not static, it is generally understood that the law prohibits:
1.      trading by an insider while in possession of material nonpublic information,
2.      trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or
3.      communicating material nonpublic information to others.
The elements of insider trading and the penalties for such unlawful conduct are discussed below.  If, after reviewing this policy statement, you have any questions you should consult the CCO.

Who is an Insider?
The concept of “insider” is broad.  It includes officers, directors and employees of a company.  In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a Firm’s affairs and as a result is given access to information solely for the Firm’s purposes.  A temporary insider can include, among others, a Firm’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.  According to the U.S. Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?
Trading on inside information is not a basis for liability unless the information is material.  Generally, information is “material” if there is a substantial likelihood a reasonable investor would consider it important in making his or her investment decisions, or if it is reasonably certain to have a substantial effect on the price of a Firm’s securities.  Information you should consider material includes, but is not limited to:

•	dividend changes,
•	earnings estimates,
•	changes in previously released earnings estimates,
•	significant merger or acquisition proposals or agreements,
•	major litigation,
•	liquidation problems, and
•	extraordinary management developments.

Material information does not have to relate to a Firm’s business.  For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security.  In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

What is Nonpublic Information?
Information is nonpublic until it has been effectively communicated to the market place.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public.

Penalties for Insider Trading
Penalties for trading on, or communicating, material nonpublic information are severe, for both the individuals involved in the unlawful conduct and their employers.  Persons can be subject to some or all of the penalties below, even if they do not personally benefit from the violation:

•	civil injunctions,
•	treble damages,
•	disgorgement of profits,
•	jail sentences,
•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of the Firm’s Code of Ethics can be expected to result in serious sanctions by the Firm, potentially including dismissal.

APPENDIX 3

APPROVED EMPLOYEE BROKERS

We have approved the following brokers for use by employees.  If an employee wants to use a broker that is not on this list, he/she should apply to the CCO to have the broker added to the list.  The CCO may or may not grant the request, in his or her sole discretion.

AARP
AIG
TD Ameritrade
AXA Advisors
AGEdwards
Bank of America
Charles Schwab
Dain Rauscher
Etrade
Fidelity
Franklin Templeton
Goldman Sachs
Interactive Brokers

Mellon
Merrill Lynch
Morgan Stanley Smith Barney
Options Xpress
RS Investments

Scottrade
Telemus
TD Waterhouse
Vanguard
Waddell Reed
UBS PaineWebber Financial Services

EXHIBIT I

PERSONAL ACCOUNT TRADING REQUEST AND AUTHORIZATION FORM

Employee’s Name: ____________________________________   Date: _____________

I hereby request authorization to enter into the following securities transaction:

Name of Company and Ticker Symbol (for bonds:  CUSIP, coupon and maturity date): _____________________________________

Type of Order: Buy_____ Sell_____ Short_____ Short Against Box______ Exchange_____ Tender_____ Other_____ (Explain:______________________________________________)

If sale is proposed, date(s) of purchase:  _______________________________________

Price: Market ______Limit _______Stop _______Number of Shares (for bonds, principal amount): _________________

Broker/Dealer: ______________________________  Bank:______________________

Type of Account:  Individual __________ Joint __________Other _________ (Explain: ____________________________________________________________)

Name and Number of Account: ____________________________________________
This transaction is for investment purposes and to the best of my knowledge will comply with the relevant provisions of Meritage Capital’s Code of Ethics.  I do not possess any material nonpublic information concerning the securities that are the subject of this transaction or the issuer thereof.

______________________________________________

Signature of Employee

****************************************************************************

The above transaction is __ approved based on information provided above and must be completed within __ trading day[s] from the date of approval. If the transaction has not been completed in whole or in part, approval may be extended at the discretion of the CCO upon written request by the employee.

_______________________________________________                                                                                                ________________________Chief Compliance OfficerDate

_______________________________________________                                                                                                ________________________
Authorized Signatory                                                                                     Date

The above transaction is __ disapproved for the following reason(s):
________________________________________________________________________
_______________________________________________                                                                                                ________________________Chief Compliance OfficerDate

EXHIBIT II

LIST OF COVERED ACCOUNTS

Name of Broker	Name(s) in Which Account Held	Account Number

LIST OF HOLDINGS OF REPORTABLE SECURITIES

I hereby certify that the following is a complete listing of all Reportable Securities held in Covered Accounts or otherwise “beneficially owned” by me (within the meaning described in the Firm’s Code of Ethics and Conduct) as of the date hereof.  I further acknowledge that failure to disclose fully all Reportable Securities will violate Meritage Capital’s Code of Ethics.

Name of Reportable Security	Ticker Symbol/ CUSIP, Coupon, Maturity Date	Type of Security	Number of Shares/Principal Amount of Bonds	Date Acquired

__________________________________________
Name of Employee

__________________________________________
Signature of Employee

__________________________________________
Date

EXHIBIT III

QUARTERLY REPORT OF PERSONAL SECURITIES TRANSACTIONS

Name:  ____________________________________

For the quarter __________ through __________

No trades to report for this quarter _____

I hereby certify that, except as expressly listed below,9 the transactions identified on the account statements and trade confirmations provided to the Firm by my broker(s) reflect all of my personal securities transactions during the quarter identified above.

Additional Transactions

Buy/                                                                      No. of
Date                 Sell                 Name of Security                                                      Shares              Price              Broker

_______________________________________
Name of Employee

______________________________________
Signature of Employee

_____________________________________
Date

9This may be used to report transactions in private placements, including investments in limited partnerships.

EXHIBIT IV

STATEMENT OF OUTSIDE BUSINESS ACTIVITIES

1.	Outside Activity

The following are all of the outside activities in which I am involved.  “Outside activities” include any consulting, employment, advisory, independent contractor, directorship, officer position or other similar relationship with any person or entity other than the Firm.  I have indicated “none” if I am not involved in any such activity.

Outside Activity	Nature of Activity/Title

__________________________________	__________________________________
__________________________________	__________________________________
__________________________________	__________________________________

I have attached additional sheets if necessary.

2.	Ownership Interests

The following is a list of all of my ownership interests of (i) securities in private companies; (ii) privately placed securities in public companies; and (iii) publicly traded securities if the amount thereof exceeds 5% of the outstanding shares or other units of the class of securities.  I have indicated “none” if I have no such interests.

Name of Company	Class of Securities	Percentage Ownership

______________________	______________________	______________________
______________________	______________________	______________________
______________________	______________________	______________________

I have attached additional sheets if necessary.

I hereby certify that all of the foregoing information is true and correct as of the date hereof.  I undertake to inform the Chief Compliance Officer immediately should there be any changes or supplements to the foregoing information.

____________________________________
Signature of Employee
____________________________________
Print Name
____________________________________
Date

POLICIES AND PROCEDURES EMPLOYEE ACKNOWLEDGMENT

I certify that I have received, read and thoroughly understand the Policies and Procedures Manual of Meritage Capital L.P. dated as of December 2011.  I understand that failure to comply with the policies and procedures outlined in this Policies and Procedures Manual are grounds for serious disciplinary action up to and including discharge from employment by Meritage Capital L.P.

I have read, understand, and acknowledge that I am subject to and agree to abide by the terms and provisions set forth in this Code of Ethics & Conduct.  I further certify that I have made all disclosures and reports required pursuant to this Code of Ethics and Conduct, and that such disclosures and reports are true and accurate in all respects.  I understand that violations of this Code of Ethics & Conduct would subject me to sanctions, up to and including termination of my employment with the Firm for cause.

I certify that I have received, read and thoroughly understand the attached Allocation and Co-Investment Policy of the Firm.  I understand that failure to comply with the policies and procedures outlined in this Co-Investment Policy are grounds for serious disciplinary action up to and including discharge from employment by Meritage Capital L.P.

Printed Name

Employee Signature

Date